Exhibit 10.110

Michael W. Reschke

Chairman of the Board

Chief Executive Officer

June 11, 2003

Gary J. Skoien

RE:	Amendment to Net Profits Interest In Huntley Development Limited Partnership and Huntley Meadows Residential Venture

Dear Gary:

Reference is hereby made to that certain letter agreement, dated October 29, 2001 (the “10/29/01 Letter”), as subsequently amended, between you and The Prime Group, Inc.  Capitalized terms used in this letter that are no specifically defined in this letter, but that are defined in the 10/29/01 Letter, shall have the meanings given such term in the 10/29/01 Letter.

The 10/29/01 Letter, in part, provides that you are entitled to a certain percent of the net proceeds received by Prime from HDLP and HMRV (the “GJS Huntley Net Profits Interest”).  The purpose of this letter is to amend and restate the portion of the 10/29/01 Letter to clarify terms of the 10/20/01 Letter relating to the GJS Huntley Net Profits Interest.  Attached hereto is the amended and restated provisions relating to the GJS Huntley Net Profits Interest.

Please execute and return to me one copy of this letter indicating your agreement to and acceptance of the amended and restated provisions relating to of the GJS Huntley Net Profits Interest.

Sincerely,

/s/ Michael W. Reschke

Michael W. Reschke
Chairman

Accepted and Agreed to this 11th day of June, 2003.

/s/ Gary J. Skoien
Gary J. Skoien

Net Profits Agreement

As provided in that certain letter agreement, dated October 29, 2001 (the “10/29/01 Letter”) Gary J. Skoien, between (“Skoien”) and The Prime Group, Inc. (“PGI”), Skoien was granted an interest (the “GJS Huntley Net Profits Interest”) in the net proceeds generated by Huntley Development Limited Partnership (“HDLP”) and Huntley Meadows Residential Venture (“HMRV”; HDLP and HMRV are sometimes referred to herein, together, as the “Partnerships”) upon and subject to the terms and conditions set forth in the 10/29/01 Letter.  PGI and Skoien have agreed to clarify the provisions set forth in the 10/29/01 Letter concerning the GJS Huntley Net Profits Interest so that the GJS Huntley Net Profits Interest is determined as follows:

(a)           The GJS Huntley Net Profits Interest shall consist of a participation in the Net Cash Flow (as defined below) distributed to the equity partners in the Partnerships (the “Equity Partners”) equal to nine and six hundred seventy five one thousandths percent (9.675%) of the cash distributed to the Equity Partners from either of the Partnerships (excluding distributions  paid to the Equity Partners in the aggregate amount of all Approved Contributions (as hereinafter defined) contributed or advanced by any Equity Partner to either of the Partnerships after June 13, 2003, plus a return on such amount calculated at the greater of (A) the Prime Rate of Interest (as hereinafter defined) plus 1% or (B) eight percent (8%) per annum, compounded annually, from the date such amount is contributed or advanced, as the case may be, until such amount is repaid).

(b)           For purpose hereof, the term “Prime Rate of Interest” shall mean the annual rate of interest as indicated on the Bloomberg web site (http://www.bloomberg.com/markets/rates/index.html) under the heading “Prime Rate”.  Such rate shall be adjusted quarterly on the first day of each calendar quarter.

(c)           The Partnerships shall distribute any amounts due in respect to the GJS Huntley Net Profits Interest on a semi-annual basis.

(d)           No portion of the real property owned by either Partnership (the “Real Property”), the Tax Increment Alternative Revenue Bonds (Huntley Redevelopment Project), Series C-1995 (the “Series C TIF Bonds”), owned by HDLP or other assets or interests of either Partnership shall be sold, assigned, conveyed or otherwise transferred to any person or entity affiliated directly or indirectly with any Equity Partner unless the Partnership receives at the time of such sale, assignment, conveyance or other transfer an amount in cash equal to the fair market value of such property.

(e)           The Equity Partners shall not cause or permit either Partnership to pay any fees or expenses (including any management, consulting, service, advisory, brokerage or other fee) to any Person affiliated directly or indirectly with any Equity Partner except for all costs of employees, including bonus, commissions and benefits and other allocable costs, which shall be charged to the Partnerships in a manner consistent with past practices.

(f)            If either Partnership or any Equity Partner grants any further profit, participation or other similar interest in the profits or cash flows of either Partnership, then for purposes of calculating the GJS Huntley Net Profits Interest, the 9.675% interest in the cash distributed by either Partnership to the Equity Partners shall in all events be calculated prior to factoring in (i.e., prior to giving effect to) any payments or distributions to be made by either Partnership or any Equity Partner pursuant to such further granted profit, participation or other similar interest; provided, that Net Cash Flow shall not include proceeds received by either Partnership or any Equity Partner for any further profit, participation or other similar interest in the profits or cash flows of either Partnership.

 (g)          For purposes hereof, the term “Net Cash Flow” means, with respect to either Partnership, the excess, if any, as of such date, (i) of the gross cash receipts generated by such Partnership from and after June 13, 2003, from all sources whatsoever, including, without limitation, the following:

(A)          all rents, revenues, income and proceeds derived by such Partnership from its operations, including, without limitation, distributions received by such Partnership from any entity in which such Partnership has an interest; (B) all proceeds and revenues received by such Partnership on account of any sales of property of such Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by such Partnership or financings or refinancings of any property of such Partnership or the sale of any of the Series C TIF Bonds or sale of any tax increment financing bonds hereafter issued with respect to any of the Real Property; (C) the amount of any insurance proceeds and condemnation awards received by such Partnership; (D) any reduction in the cash amounts previously reserved by the Partnership and described in subsection (ii)(E) below, if the Equity Partners determine that such amounts are no longer needed; (E) the return of cash collateral pledged with respect to the Tax Increment Allocation Revenue Bonds (Huntley Redevelopment Project) Series B-1995 (“Series B TIF Bonds”) or the Series C TIF Bonds; and (F) the proceeds of liquidation of such Partnership’s property, over (ii) the sum of:

(A) all operating costs and expenses of such Partnership and capital expenditures paid (without deduction, however, for any capital expenditures, charges for depreciation or other expenses not paid in cash or expenditures from reserves described in clause (E) below); (B) to the extent not included in any other clause of this subparagraph (ii), all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property of such Partnership or the recovery of insurance or condemnation proceeds; (C) to the extent not included in any other clause of this subparagraph (ii), all debt service, including principal and interest, paid on all indebtedness of such Partnership, including any payments made or cash collateral pledged pursuant to the terms of any loan made by Beal Bank, S.S.B. to either one or both of the Partnerships, the Series B TIF Bonds and the Series C TIF Bonds; (D) all capital contributions, advances, reimbursements or similar payments made to any entity in which such Partnership has an interest; (E) any increases in mandatory reserves necessary for debt service or other purposes for such Partnership or any entity in which such Partnership has an interest; and (F) any payments made pursuant to the terms of the interest held by Beal Bank, S.S.B. in the Partnerships or in the net profits of the Partnerships.

(h)           For purposes hereof, the terms “Approved Contributions” means any capital contributions made by any Equity Partner to the Partnerships that are used to make or maintain improvements to the Real Property or for any other good faith business purpose directly related to or for the benefit of the Real Property or other assets of either Partnership.